Exhibit 23.14

ELSTEIN & FRIEDMAN, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

277 FAIRFIELD ROAD-SUITE 316

FAIRFIELD, NEW JERSEY 07004

TEL (973) 808-9600

FAX (973) 808-9694

E-MAIL efpccpas@aol.com

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of ICx Technologies, Inc. on Form S-8 of our report dated August 4, 2004, except for note 11B as to which the date is April 27, 2005, and note 12 as to which the date is March 31, 2006, on the financial statements of DAQ Electronics, Inc., as of May 31, 2004 and 2003, and for the years then ended appearing in the ICx Technologies, Inc. Registration Statement on Form S-1 (File No. 333-145135).

Fairfield, New Jersey
November 5, 2007